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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated October 19, 1999 and related Prospectus of MSC.Software Corporation for the registration of warrants to purchase 1,400,000 shares of MSC.Software Corporation's common stock, and to the incorporation by reference therein of our report dated March 18, 1999, with respect to the consolidated financial statements of MSC.Software Corporation (formerly The MacNeal-Schwendler Corporation) included in its Transition Report on Form 10-K for the transition period from January 1, 1998 to December 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
October 14, 1999